Exhibit 99.1

COTT REPORTS THIRD QUARTER 2008 RESULTS

•	Loss per share of $1.25 as compared to $0.08 loss per share in the prior year third quarter

•	Gross margin increased to 11.3% versus 9.8% in the prior year third quarter

•	Net loss of $87.6 million, including $95.8 million in goodwill and other intangible asset impairment charges

•

Operating loss of $90.5 million for the quarter versus operating loss of $3.7 million in the prior year third quarter (adjusted operating profit of $12.0 million increased 6.2% versus $11.3 million in the prior year third quarter)

•	The Company announces receipt of NYSE non-compliance notification due to its 30 trading-day average stock price falling below $1.00.

(All information in U.S. dollars)

TORONTO, November 6, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the third quarter ended September 27, 2008.

“We continue to make progress with the implementation of our plan to refocus on private label. In North America, we are expanding our customer base and benefiting from retailers’ renewed focus on their own brands as consumers increasingly search for value in a slowing economy. Share gains during the third quarter in the Nielsen grocery channels confirm this trend,” commented David Gibbons, Cott's Interim Chief Executive Officer.

THIRD QUARTER CONSOLIDATED RESULTS

Third quarter revenue was down 9.5% to $420.5 million as compared to $464.5 million in the prior year third quarter, as lower volumes were partially offset by higher average net prices. Average selling price per filled beverage case was up 0.7% as compared to the third quarter of 2007.

“Continued volume declines in the CSD category and heavy promotional activity by national brands in North America, coupled with poor weather in the U.K. and Canada and the previously disclosed operating issues in our international business, impacted our results in our third quarter,” added Gibbons.

Overall filled beverage volume for eight-ounce equivalent cases (“beverage case volume”) was down 10.1% to 198.5 million as compared to the third quarter of 2007. North American beverage case volume was down 10.0%, due to the continued decline in the carbonated soft drinks (“CSDs”) category and heavy promotional activity by national brands that continued throughout most of the quarter. The international business units’ beverage case volume was down 10.6% as compared to the third quarter of 2007. Overall concentrate eight-ounce volume was down 10.6%, driven by a 20.4% decline in RCI concentrate case volume.

The third quarter gross margin was 11.3% compared to 9.8% in the prior year third quarter. Higher gross margin as compared to the third quarter of 2007 reflects the benefits of higher average net price per case, improved water margins in North America, the non-recurrence of costs associated with the prior year voluntary aseptic line product recalls in the U.K. and more favorable product mix, partially offset by higher PET and sweetener costs, and lower fixed cost absorption associated with lower volumes.

Selling, general and administrative (“SG&A”) expenses for the third quarter were up $8.2 million, or 24.0%, to $42.4 million, as compared to $34.2 million in the comparable prior year period due to increased amortization of software costs and trademarks, expensing of previously capitalized software costs, and higher stock compensation and legal settlement costs, partially offset by decreased selling and marketing costs, lower worker’s compensation expenses, and lower compensation costs resulting from the previously announced refocus and restructuring plan. Compensation and benefits costs (excluding stock compensation) within SG&A for the third quarter of 2008 were down 27.4% compared to the third quarter of 2007. SG&A expenses include $6.8 million of special items listed in the accompanying reconciliation of adjusted operating profit to our GAAP operating loss. Higher stock compensation in the third quarter of 2008 was due to the reversal of accruals for performance share stock incentive awards totaling $3.2 million in the third quarter of 2007. There are no such stock compensation reversals included in the third quarter of 2008.

Operating loss for the third quarter was $90.5 million compared to operating loss of $3.7 million for the comparable prior year period. The third quarter included $95.8 million of asset impairment charges, substantially all of which represent goodwill and other intangible asset impairment charges, compared to $15.0 million of restructuring and asset impairment charges ($14.1 million in restructuring charges and $0.9 million in asset impairment charges) in the third quarter of 2007.

Cott’s income tax benefit for the third quarter of 2008 was $12.2 million as compared to a tax benefit of $5.9 million for the comparable period in 2007. The tax benefit recorded in the quarter reflects the settlement of certain matters that were under review by the U.S. Internal Revenue Service. The tax benefits for the losses generated in certain jurisdictions cannot be recognized until there is clear probability of future recovery.

During the third quarter of 2008, Cott recorded $95.8 million in non-cash asset impairment charges, $69.2 million of which was a write-off of goodwill associated with the U.K. business and $26.6 million of which was a reduction in the carrying amount of the North American intangible related to CSD concentrate production capabilities to its estimated fair value. These charges were based on the results of interim impairment tests, performed in connection with the preparation of our financial statements, necessitated by the continued volume declines in the CSD category in North America, and lower than expected volume and gross margin performance in the U.K.

“Difficult macroeconomic and competitive conditions have caused us to revisit the value of our goodwill and other intangible assets, resulting in $95.8 million in non-cash impairment charges. However, our adjusted operating profit of $12.0 million in the third quarter of 2008 was up 6.2% from $11.3 million in the prior year third quarter and our liquidity showed improvement during the quarter as compared to the second quarter of 2008,” commented Juan Figuereo, Cott’s Chief Financial Officer. See the accompanying reconciliation of adjusted operating profit to our GAAP operating loss.

3rd Quarter Key Indicators
	2008	2007
Case Volume (8oz MM)	278.1	309.9
Revenue ($MM)	$420.5	$464.5
Gross Margin	11.3%	9.8%
Restructuring, Asset Impairments & Other Charges ($MM)	$95.7	$15.0
Net (Loss) ($MM)	$(87.6)	$(5.8)
Reported EPS	$(1.25)	$(0.08)

THIRD QUARTER BUSINESS UNIT HIGHLIGHTS

During the third quarter of 2008, North American revenue and beverage case volume declined 10.0% and 10.0%, respectively, when compared to the third quarter of 2007, as a result of the continued decline of the CSD category and increased national brand promotional activity. Net selling prices per beverage case were flat compared to the third quarter of 2007.

“We were encouraged that in North America, our largest segment and biggest operating challenge this year, improving sales mix helped us close the quarter slightly ahead of our internal volume and revenue targets. This trend continued in October with the majority of our customers tracking better than we had expected,” commented Gibbons. “Improving volume trends and expanding product and customer bases are encouraging factors while we wait for our recently announced price increases to take effect in the first quarter of 2009,” added Gibbons.

Revenue from the international business (comprised of United Kingdom, Mexico, RCI and All Others) decreased 8.2% as compared to the prior year period. On a beverage case volume basis, international business volume declined 10.6%.

The United Kingdom reporting unit revenues decreased 7.8% and beverage case volume decreased 9.2% as compared to the prior year period, primarily due to poor weather, increased competitive pressure and previously announced price increases which took effect late in the quarter. In Mexico, softness in the modern trade customers and the impact of Cott's credit policies resulted in a revenue decline of 13.0% and a beverage case volume decrease of 21.1%, compared to the prior year period. In addition, RCI revenues were 7.0% lower than the prior year quarter, primarily due to bottlers completing concentrate inventory draw-downs. The bottlers’ concentrate ordering pattern normalized later in the third quarter.

YEAR-TO-DATE BUSINESS UNIT HIGHLIGHTS

Total revenue and beverage case volume declined 6.3% and 8.3%, respectively, when compared to the prior year period, as a result of continued CSD category decline and increased national brand promotional activity.

On a year-to-date basis, Cott’s operating loss was $97.4 million, compared to operating income of $18.1 million in the first nine months of 2007. Year-to-date restructuring and asset impairment charges were $102.8 million ($6.6 million in restructuring charges and $96.2 million in asset and goodwill impairment charges), compared to $24.4 million in the prior year. Absent these charges, Cott would have generated $26.6 million of adjusted operating profit year-to-date compared to $42.5 million of adjusted operating profit in the comparable prior year period. See the accompanying reconciliation of adjusted operating profit to our GAAP operating loss.

“During the quarter we continued to execute our refocus plan, while paying closer attention to working capital and reducing our capital expenditure rate, which allowed us to reduce the outstanding balance of our ABL Facility by approximately $10.0 million as compared to the second quarter of 2008. As of the end of the third quarter, we had $63.9 million available under our ABL Facility,” commented Figuereo.

RECEIPT OF NYSE NON-COMPLIANCE NOTIFICATION

The Company also announced that it received a letter notification from the New York Stock Exchange (“NYSE”) on November 5, 2008, advising it that as of October 31, 2008, the Company was not in compliance with one of the continued listing standards of the NYSE because the average closing share price of the Company’s common shares had fallen below $1.00 per share over 30 consecutive trading days.

The Company is currently exploring alternatives for curing the minimum share price deficiency and has notified the NYSE that it intends to cure the deficiency. The Company has six months from the date of the Notice to cure the minimum share price deficiency. If the Company is not compliant by this date, its common shares will be subject to suspension and delisting by the NYSE.

Subject to compliance with the NYSE’s other continued listing standards, the Company’s common stock will continue to be listed on the NYSE under the symbol “COT.”

The Company continues to be in compliance with the listing requirements of the Toronto Stock Exchange.

Third Quarter Results Conference Call

Cott Corporation will host a conference call today, Thursday, November 6th, at 10:00 AM EST to discuss third quarter and year-to-date financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America:	(800) 814-4853
International:	(416) 915-5762

The earnings conference call will be recorded and archived for playback on the web at http://www.cott.com.

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, customers, or other third parties.

Non-GAAP Measures

Cott supplements its reporting of operating income (loss) determined in accordance with GAAP by using adjusted operating income (loss) and adjusted operating profit. Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from adjusted operating income (loss) and adjusted operating profit in determining adjusted operating income (loss) and adjusted operating profit, respectively. The term adjusted operating income (loss) excludes restructuring, asset impairment and goodwill impairment. The term adjusted operating profit excludes restructuring, asset impairment, executive severance and transition costs, interim CEO compensation, accelerated amortization associated with trademark write-offs, accelerated amortization associated with software, expense of previously capitalized software costs, accelerated depreciation and inventory write-off for vending operations and pick-up costs, settlement related to failed hot-filled bottling initiative and other charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses these results to evaluate the impact of operational business decisions. Since Cott uses these adjusted financial results in the management of its business, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company's management and its core business performance. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including those regarding our anticipated financial results for the third quarter 2008 and expected impact of the Company’s refocus plan. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: the continued decline of the North American CSD business (including the ability to manage fixed costs related to such business); our substantial debt levels and our ability to service and reduce our debt; the availability, terms and deployment of capital; our ability to cure our share price deficiency and to return to compliance with the NYSE continued listing requirements; changes in consumer tastes and preferences for existing products, our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences, and market acceptance of new product offerings; our ability to successfully execute the previously announced water bottling initiatives in the United States, maintain plant efficiencies, and lower logistics and other costs; fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers; our ability to pass on increased costs to our customers and the impact those increased prices could have on our volumes; our ability to grow our business outside of North America, including new geographic areas; our ability to expand our business to new channels and customers; our ability to implement our cost reduction plans and refocus our North American business on retailer brands; our ability to recruit, retain, and integrate new management and a new management structure, and find a permanent Chief Executive Officer; loss of or reduction in sales to key customers, particularly Wal-Mart, and the commitment of our customers to their own Cott-supplied beverage programs; effectiveness of marketing and trade promotion programs; increases in competitor consolidations and other marketplace competition, particularly among manufacturers of branded beverage products; our ability to identify acquisition and alliance candidates and to integrate into our operations the businesses and product lines that we acquire or become allied with; our ability to secure and implement additional hot-filled and aseptic production capacity to support New Age type beverage growth through our purchase of manufacturing assets, acquisitions, or third party manufacturing arrangements; increase in interest rates; unseasonably cold or wet weather, which could reduce demand for our beverages; our ability to protect the intellectual property inherent in new and existing products; failure to remediate material weaknesses in our internal controls; adverse rulings, judgments or settlements in our existing litigation and regulatory reviews, and the possibility that additional litigation or regulatory reviews will be brought against us; product recalls or changes in or increased enforcement of the laws and regulations that affect our business; currency fluctuations that adversely affect the exchange between the U.S. dollar on one hand and the pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies on the other; changes in tax laws and interpretations of tax laws; interruption in transportation systems, labor strikes, work stoppages and other interruptions or difficulties in the employment of labor or transportation in our markets; the impact of the credit market turmoil; further credit rating downgrades; our exposure to intangible asset risk; the volatility of our stock price; and changes in general economic and business conditions.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not undertake to publicly update or revise any of these statements in light of new information or future events.

CONTACTS:

Kimball Chapman	Tel: (813) 313-1840

Website: www.cott.com

COTT CORPORATION				EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of US dollars except per share amounts, US GAAP)
Unaudited
	For the three months ended		For the nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenue, net	$420.5	$464.5	$1,276.7	$1,363.2
Cost of sales	372.8	418.8	1,131.2	1,204.4

Gross profit	47.7	45.7	145.5	158.8

Selling, general and administrative expenses	42.4	34.2	139.7	116.5
Loss on disposal of property, plant & equipment	0.1	0.2	0.4	(0.2)
Restructuring and asset impairments
Restructuring	(0.1)	14.1	6.6	23.5
Goodwill impairments	69.2	—	69.2	—
Asset impairments	26.6	0.9	27.0	0.9

Operating (loss) income	(90.5)	(3.7)	(97.4)	18.1

Other (income) expense, net	0.4	(0.8)	(5.8)	(3.1)
Interest expense, net	8.6	8.4	24.3	24.1
Minority interest	0.3	0.4	1.3	1.9

Loss before income taxes	(99.8)	(11.7)	(117.2)	(4.8)

Income tax recovery	(12.2)	(5.9)	(6.5)	(8.5)

Net (loss) income	$(87.6)	$(5.8)	$(110.7)	$3.7

Net (loss) income per common share
Basic	$(1.25)	$(0.08)	$(1.56)	$0.05
Diluted	$(1.25)	$(0.08)	$(1.56)	$0.05

Weighted average outstanding shares (thousands)
Basic	70,279	71,871	71,096	71,818
Diluted	70,279	71,871	71,096	71,846

COTT CORPORATION		EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited
	September 27, 2008	December 29, 2007
ASSETS
Current assets
Cash	$20.6	$27.4

Accounts receivable, net of allowance of $11.5 million ($9.4 million as of December 29, 2007)	186.9	195.4
Income taxes recoverable	15.6	32.8
Inventories	127.7	130.1
Prepaid and other expenses	12.5	10.2
Deferred income taxes	0.8	2.5

	364.1	398.4
Property, plant and equipment	386.9	388.4
Goodwill	31.0	108.3
Intangibles and other assets	191.9	236.0
Deferred income taxes	12.2	13.3
Income taxes receivable	9.3	—

	$995.4	$1,144.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$132.5	$137.0
Current maturities of long-term debt	9.8	2.4
Income taxes payable	0.8	—
Accounts payable and accrued liabilities	178.0	195.4

	321.1	334.8
Long-term debt	295.8	269.0
Other long-term liabilities	13.1	18.1
Other tax liabilities	26.3	36.6
Deferred income taxes	26.0	34.1

	682.3	692.6
Contingencies and Commitments

Minority interest	18.2	19.6

Shareowners’ equity
Capital stock	275.0	275.0
Treasury stock	(6.4)	—
Restricted shares	—	(0.4)
Additional paid-in-capital	37.4	32.2
(Accumulated deficit) retained earnings	(17.6)	93.1
Accumulated other comprehensive income	6.5	32.3

	294.9	432.2

	$995.4	$1,144.4

EXHIBIT 3

COTT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of US dollars, US GAAP)

Unaudited

	For the three months ended		For the nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Operating Activities
Net (loss) income	$(87.6)	$(5.8)	$(110.7)	$3.7
Depreciation and amortization	20.1	17.7	60.9	53.3
Amortization of financing fees	0.2	0.3	0.8	0.8
Share-based compensation expense	0.3	(2.3)	5.4	2.6
Deferred income taxes	(5.2)	2.0	(3.7)	5.4
Increase in other income tax liabilities	(9.6)	3.4	(10.6)	3.9
Minority interest	0.3	0.4	1.3	1.9
Loss (gain) on disposal of property, plant & equipment	0.1	0.2	0.4	(0.2)
Asset impairments	(0.8)	0.9	(0.4)	0.9
Intangible asset impairments	27.4	—	27.4	—
Goodwill asset impairments	69.2	—	69.2	—
Lease contract termination loss	—	12.5	0.3	12.5
Lease contract termination payments	(2.7)	(7.3)	(3.1)	(7.5)
Other non-cash items	4.2	1.0	4.8	1.6
Change in accounts receivable	30.4	33.0	5.0	(16.7)
Change in inventories	3.3	15.0	(1.3)	(8.1)
Change in prepaid expenses and other current assets	3.8	(0.9)	(2.8)	(1.6)
Change in other assets	(5.6)	—	(6.0)	—
Change in accounts payable and accrued liabilities	(32.7)	(21.8)	(15.0)	14.3
Change in income taxes recoverable	1.0	(11.0)	8.7	(18.8)

Net cash provided by operating activities	16.1	37.3	30.6	48.0

Investing Activities
Additions to property, plant and equipment	(22.5)	(14.1)	(46.7)	(50.4)
Additions to intangibles	(0.1)	(1.4)	(3.4)	(3.1)
Proceeds from disposal of property, plant & equipment	(0.1)	—	2.5	0.8

Net cash used in investing activities	(22.7)	(15.5)	(47.6)	(52.7)

Financing Activities
Payments of long-term debt	(3.0)	(0.6)	(4.5)	(2.2)
Issuance of long-term debt	17.0	—	33.6	—
Payments on credit facility, net	—	—	(127.5)	—
Short-term borrowings, net	2.2	(21.0)	2.9	1.1
Short-term borrowings, ABL	436.5	—	1,031.9	—
Short-term repayments, ABL	(446.2)	—	(910.4)	—
Distributions to subsidiary minority shareowner	(1.1)	(1.6)	(2.7)	(2.9)
Issuance of common shares	—	—	—	0.5
Purchase of treasury shares	—	—	(6.4)	—
Deferred financing fees	(0.7)	—	(5.0)	—
Other financing activities	(0.5)	(0.1)	(0.4)	(0.3)

Net cash provided by (used in) financing activities	4.2	(23.3)	11.5	(3.8)

Effect of exchange rate changes on cash	(0.9)	—	(1.3)	—

Net decrease in cash	(3.3)	(1.5)	(6.8)	(8.5)

Cash, beginning of period	23.9	6.4	27.4	13.4

Cash, end of period	$20.6	$4.9	$20.6	$4.9

EXHIBIT 4

COTT CORPORATION

SEGMENT INFORMATION

(in millions, US GAAP)

Unaudited

	For the three months ended		For the nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenue
North America	$296.9	$329.9	$899.6	$990.0
United Kingdom	101.9	110.5	309.9	301.0
Mexico	16.0	18.4	50.1	52.4
RCI	5.3	5.7	16.3	19.8
All Others	0.4	—	0.8	—

	$420.5	$464.5	$1,276.7	$1,363.2

Operating income (loss)
North America	$(27.6)	$(10.1)	$(43.1)	$(6.5)
United Kingdom	(62.7)	4.2	(53.8)	$17.3
Mexico	(1.0)	1.1	(4.6)	$2.8
RCI	1.2	2.3	5.9	$7.8
All Others	(0.4)	(1.2)	(1.8)	(3.3)

	$(90.5)	$(3.7)	$(97.4)	$18.1

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	166.3	179.5	507.0	545.0
United Kingdom	50.2	53.4	148.4	149.6
Mexico	7.1	9.0	23.0	25.9
RCI	54.1	68.0	173.3	247.5
All Other	0.4	—	0.6	—

	278.1	309.9	852.3	968.0

Volume - 8 oz equivalent cases - Filled Beverage
North America	146.8	163.1	441.0	488.8
United Kingdom	44.3	48.8	132.2	136.0
Mexico	7.1	9.0	23.0	25.9
RCI	—	—	—	—
All Other	0.3	—	0.6	—

	198.5	220.9	596.8	650.7

EXHIBIT 5

COTT CORPORATION

Analysis of Revenue by Geographic Region

(in millions, US GAAP)

Unaudited

	Three months ended
	September 27, 2008
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(44.0)	$(33.0)	$(8.6)	$(2.5)	$(0.4)	$0.5
Impact of foreign exchange	5.0	(0.5)	6.8	(1.2)	—	(0.1)

Change excluding foreign exchange	$(39.0)	$(33.5)	$(1.8)	$(3.7)	$(0.4)	$0.4

Percentage change in revenue	-9.5%	-10.0%	-7.8%	-13.6%	-7.0%	N/A

Percentage change in revenue excluding foreign exchange	-8.5%	-10.1%	-1.7%	-18.9%	-7.0%	N/A

	Nine months ended
	September 27, 2008
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(86.5)	$(90.4)	$8.9	$(2.3)	$(3.5)	$0.8
Impact of foreign exchange	(8.2)	(12.4)	6.5	(2.3)	—	(0.0)

Change excluding foreign exchange	$(94.7)	$(102.8)	$15.4	$(4.6)	$(3.5)	$0.8

Percentage change in revenue	-6.3%	-9.1%	3.0%	-4.4%	-17.7%	N/A

Percentage change in revenue excluding foreign exchange	-6.9%	-10.3%	5.2%	-8.4%	-17.7%	N/A

1 Cott includes the following reporting units: North America, United Kingdom, Mexico and All Other

EXHIBIT 6

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP ADJUSTED OPERATING INCOME and ADJUSTED OPERATING PROFIT

(in millions of US dollars)

Unaudited

	For the three months ended		For the nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Operating income (loss)	$(90.5)	$(3.7)	$(97.4)	$18.1

Reconciling Items:
Restructuring	(0.1)	14.1	6.6	23.5
Goodwill impairment	69.2	—	69.2	—
Asset Impairments	26.6	0.9	27.0	0.9

Adjusted operating income (loss)	5.2	11.3	$5.4	$42.5

Addbacks for adjusted operating profit
Executive severance and transition costs	—	—	6.8
Interim CEO compensation in respect of share price	(0.8)	—	0.7
Accelerated amortization associated with trademark write-offs	0.6	—	3.0
Accelerated amortization associated with software	0.8	—	2.7
Expense of previously capitalized software costs	4.5	—	4.5
Accelerated depreciation and inventory write-off for vending operations and pick-up costs	0.2	—	2.0
Settlement related to failed hot-fill bottling initative	1.5	—	1.5

Adjusted operating profit	12.0	11.3	26.6	42.5